EXHIBIT 99.1

News Release

STFC

FOR IMMEDIATE RELEASE

CONTACTS	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports Third Quarter 2007 Results

•	Quarterly earnings of $0.55 per share

•	Quarterly GAAP combined ratio of 98.0

•	Return on Equity of 14.0%

•	Book value per share increased to a record high of $21.85

Columbus, Ohio (October 23, 2007) – State Auto Financial Corporation (NASDAQ: STFC) today reported third quarter 2007 net income of $23.2 million, or $0.55 per diluted share, versus $31.2 million, or $0.75 per diluted share, for the third quarter of 2006. Net income from operations* per diluted share for the third quarter of 2007 was $0.45, versus $0.72 for the same 2006 period.

STFC’s GAAP combined ratio for the quarter was 98.0 versus 90.9 for the third quarter of 2006. Catastrophe losses accounted for 5.6 points of the total 65.3 loss ratio points, or $14.2 million, during the third quarter this year, compared to 8.0 points of the total 56.7 loss ratio points, or $20.4 million, for the same period in 2006. STFC’s third quarter 2007 revenue was $280.9 million versus $279.6 million for the same period in 2006.

For the first nine months of 2007, net income was $77.4 million, or $1.86 per diluted share, compared to $75.5 million or $1.82 per diluted share, for the same 2006 period. The GAAP combined ratio for the first nine months of 2007 was 95.3, as compared to 94.0 for the same period in 2006. Revenue for the first nine months of 2007 was $835.1 million, versus $836.4 million for the same 2006 period. STFC’s book value per share increased to a new high of $21.85 per share as of September 30, 2007. Return on stockholders’ equity for the twelve months ended September 30, 2007 was 14.0% compared to 13.3% for the twelve months ended September 30, 2006.

“Third quarter results were mixed. Our core auto and general liability business continues to perform well. On the property side we experienced a significantly higher level of non-catastrophe losses in our homeowners, commercial multi-peril and other commercial property lines,” said STFC Chairman, President and CEO Bob Restrepo.

“Production levels remain reasonably stable and we’re pleased with the progress we’ve made on the capital management front,” added Restrepo. “During the quarter we increased our cash dividend 50%, initiated our share repurchase program, achieved an all-time high in our book value per share and reported a solid twelve months ended return on equity of 14%. STFC remains well positioned in an extremely competitive marketplace.”

STFC repurchased 93,000 shares during the third quarter under the previously announced share repurchase program which authorized purchasing up to 4.0 million common shares through December 31, 2009.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of only 98 NASDAQ listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security and Meridian Citizens Mutual. Other State Auto companies include Beacon National Insurance. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.10 per diluted share for the 2007 third quarter and $0.17 for 2007 year to date versus $0.03 and $0.04 for the same 2006 periods.

* * * * * *

STFC has scheduled a conference call with interested investors for Tuesday, October 23, 10:00 a.m. Eastern time to discuss the company’s third quarter 2007 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, October 23, by calling 1-800-756-0304. Supplemental schedules detailing the company’s third quarter 2007 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share amounts)	2007	2006	2007	2006
Net premiums written	$262.4	$264.0	$777.5	$780.8

Earned premiums	252.1	255.8	757.3	768.6
Net investment income	21.1	20.6	63.0	61.6
Net realized gain on investments	6.4	2.0	11.1	2.5
Other income	1.3	1.2	3.7	3.7

Total revenue	280.9	279.6	835.1	836.4

Income before federal income taxes	28.6	42.4	98.3	98.9

Federal income tax expense	5.4	11.2	20.9	23.4

Net income	$23.2	$31.2	$77.4	$75.5

Earnings per share:
- basic	$0.56	$0.76	$1.88	$1.85
- diluted	$0.55	$0.75	$1.86	$1.82

Earnings per share from operations (A):
- basic	$0.46	$0.73	$1.71	$1.81
- diluted	$0.45	$0.72	$1.69	$1.78

Weighted average shares outstanding:
- basic	41.2	41.0	41.1	40.8
- diluted	41.7	41.6	41.8	41.6

Book value per share	$21.85	$20.63

Dividends paid per share	$0.15	$0.10	$0.35	$0.28

Total shares outstanding	41.1	41.0

GAAP ratios:
Loss and LAE ratio	65.3	56.7	61.8	60.7
Expense ratio	32.7	34.2	33.5	33.3

Combined ratio	98.0	90.9	95.3	94.0

(A) Net income from operations:
Net income	$23.2	$31.2	$77.4	$75.5
Less net realized gains on investments, less applicable federal income taxes	4.2	1.3	7.2	1.6

Net income from operations	$19.0	$29.9	$70.2	$73.9